Exhibit 99.2

Investors & Media:

Lisa Ciota: 630-824-1987

Media:

Steve Carlson: 630-824-1783

SUNCOKE ENERGY PARTNERS, L.P. ANNOUNCES SOLID SECOND QUARTER 2015 RESULTS AND INCREASES CASH DISTRIBUTIONS PER UNIT

•	Distributable cash flow of $23.8 million supported a ninth consecutive increase in cash distributions to $0.5825 per unit

•	Net income attributable to SXCP increased $15.8 million to $17.0 million and Adjusted EBITDA attributable to SXCP increased $11.3 million to $42.1 million, both reflecting timing of dropdowns

•	Adjusted EBITDA was $44.7 million and reflects higher operating and maintenance costs due to the timing of planned outages

•	Reaffirmed Adjusted EBITDA and Distributable Cash Flow guidance

•	Entered into agreement to acquire additional 23 percent interest in Granite City

Lisle, Ill. (July 21, 2015)—SunCoke Energy Partners, L.P. (NYSE: SXCP) today reported net income attributable to SXCP of $17.0 million in second quarter 2015 as compared to $1.2 million in the prior year period. This increase reflects the impact of the January 2015 dropdown of a 75 percent ownership interest in the Granite City cokemaking facility as well as the May 2014 dropdown of an additional 33 percent ownership interest in Haverhill and Middletown. The prior year period also included dropdown related transaction costs.

SXCP also announced today the acquisition of the Convent Marine Terminal in Convent, LA, a 2 percent increase in the quarterly cash distribution payable in August 2015, and authorization of a $50 million unit repurchase program.

In addition, SXCP announced it entered into a contribution agreement with its sponsor, SunCoke Energy, Inc. (NYSE: SXC), to acquire an additional 23 percent interest in the Granite City cokemaking facility for $67 million. This transaction is expected to close in the third quarter 2015, concurrently with the execution of long-term financing related to the Convent Marine Terminal acquisition.

“SXCP posted another quarter of sustained solid operating performance despite a challenging steel industry environment. The results demonstrate the stability of our business model and cash flows,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy Partners, L.P. “Our existing business has delivered a strong track record of performance and growth. Today we are building on this track record with the expected acquisition of the Convent Marine Terminal and initiation of a unit repurchase program. Both actions are expected to meaningfully create value and be immediately accretive to unitholders.”

In light of these announcements, SXCP issued its second quarter results two days early and moved up its investor conference call to this morning at 8:30am ET. More information can be found below.

SECOND QUARTER RESULTS

	Three Months Ended June 30,
(in millions)	2015	2014	Increase/ (Decrease)
Revenues(1)	$207.6	$217.8	$(10.2)
Operating income(1)	29.3	34.7	(5.4)
Adjusted EBITDA (1)(2)	44.7	48.3	(3.6)
Net income attributable to SXCP(3)	17.0	1.2	15.8

(1)	Includes 100 percent of Granite City in second quarter 2015 and 2014.
(2)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(3)	Net income attributable to SXCP includes the impact of SXCP’s 75 percent ownership in Granite City in 2015.

Revenues were $207.6 million in second quarter 2015, a decline of $10.2 million from same prior year period primarily due to the pass-through of lower coal costs in our Domestic Coke segment.

Operating income and Adjusted EBITDA decreased $5.4 million and $3.6 million in second quarter 2015 to $29.3 million and $44.7 million, respectively, primarily driven by approximately $4.0 million of higher costs due to the timing of planned maintenance outages.

SECOND QUARTER SEGMENT INFORMATION

Domestic Coke

Domestic Coke segment consists of our interest in the Haverhill, Middletown and Granite City cokemaking facilities, located in Franklin Furnace and Middletown, Ohio; and Granite City, Illinois, respectively.

Domestic Coke Results	Three Months Ended June 30,
(in millions)	2015	2014	Increase/ (Decrease)
Revenues	$195.7	$203.9	$(8.2)
Adjusted EBITDA(1)	42.2	46.1	(3.9)
Sales Volume (thousands of tons)	633	613	20.0
Adjusted EBITDA per ton(1)	$66.67	$75.20	$(8.53)

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per ton and reconciliation elsewhere in this release.

Adjusted EBITDA decreased $3.9 million to $42.2 million in second quarter 2015 primarily due to higher operating and maintenance costs described above. Second quarter 2015 was also impacted by lost revenues and higher expenses associated with the previously announced planned shutdown of Haverhill Chemicals LLC, which were in line with management’s expectations.

Coal Logistics

The Coal Logistics segment consists of our coal handling and blending operation at Lake Terminal in East Chicago, IN, and Kanawha River Terminals, LLC, which has terminals along the Ohio, Big Sandy and Kanawha rivers in West Virginia and Kentucky.

Coal Logistics Results	Three Months Ended June 30,
(in millions)	2015	2014	Increase/ (Decrease)
Revenues	$11.9	$13.9	$(2.0)
Adjusted EBITDA(1)	5.0	5.0	—
Tons handled (thousands of tons)	4,366	5,605	(1,239)
Adjusted EBITDA per ton(1)	$1.15	$0.89	$0.26

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per ton and reconciliation elsewhere in this release.

Adjusted EBITDA remained consistent with the prior year at $5.0 million as a result of favorable pricing and lower costs, offsetting the decrease in volume.

Corporate and Other

Corporate and other costs remained reasonably consistent with the prior year at $2.5 million. The current year period reflects a higher allocation of costs from our sponsor in conjunction with the dropdown of an additional 33 percent ownership interest in Haverhill and Middletown, as compared to prior year, which included transaction costs associated with the dropdown.

CASH DISTRIBUTIONS

On July 20, 2015, the Board of Directors of SXCP’s general partner declared a quarterly cash distribution of $0.5825 per unit, an increase of 2 percent versus the previous quarterly rate. This distribution will be paid on August 31, 2015 to unitholders of record on August 14, 2015.

UNIT REPURCHASE AUTHORIZATION

On July 20, 2015, the Board of Directors of SXCP’s general partner authorized a program for the Partnership to repurchase up to $50 million of its common units from time to time in open market transactions, including block trades, or in privately negotiated transactions.

RELATED COMMUNICATIONS

We will host an investor conference call at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) today. This conference call will be webcast live and archived for replay in the Investor Relations section of www.sxcpartners.com. Investors may participate on this call by dialing 1-800-446-2782 in the U.S. or 1-847-413-3235 if outside the U.S., confirmation code 40130616.

UPCOMING EVENTS

Additionally, we plan to participate in the following investor conferences:

•	Citi MLP/Midstream Infrastructure Conference, August 19-20, 2015, Las Vegas, NV

•	Deutsche Bank Leveraged Finance Conference, September 28-30, 2015, Scottsdale, AZ

NOTICE

This statement is intended to serve as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d) given by a publicly traded partnership for the nominee to be treated as a withholding agent. Please note that SunCoke Energy Partners, L.P.’s quarterly cash distributions are treated as partnership distributions for federal income tax purposes and that 100 percent of these distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of SunCoke Energy Partners, L.P.’s distributions to a nominee on behalf of foreign investors are subject to federal income tax withholding at the highest marginal tax rate for individuals or corporations, as applicable. Nominees, and not SunCoke Energy Partners, L.P., are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly traded master limited partnership that manufactures high-quality coke used in the blast furnace production of steel and provides coal handling services to the coke, steel and power industries. In our cokemaking business, we utilize an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and have long-term take-or-pay coke contracts that pass through commodity and certain operating costs. Our coal handling terminals have the collective capacity to blend and transload more than 30 million tons of coal each year and are strategically located to reach key U.S. ports in the Gulf Coast, East Coast and Great Lakes. SXCP’s General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), which has more than 50 years of cokemaking experience serving the integrated steel industry. To learn more about SunCoke Energy Partners, L.P., visit our website at www.sxcpartners.com.

DEFINITIONS

•	Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization. Prior to the expiration of our nonconventional fuel tax credits in 2013, Adjusted EBITDA included an add-back of sales discounts related to the sharing of these credits with our customers. Any adjustments to these amounts subsequent to 2013 have been included in Adjusted EBITDA. Adjusted EBITDA does not represent and should not be considered an alternative to net income or operating income under GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance and liquidity of the Partnership’s net assets and its ability to incur and service debt, fund capital expenditures and make distributions. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on GAAP measures and because it eliminates items that have less bearing on our operating performance and liquidity. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, and they should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

•	Adjusted EBITDA attributable to SXCP represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•	Distributable Cash Flow equals Adjusted EBITDA less net cash paid for interest expense, ongoing capital expenditures, accruals for replacement capital expenditures and cash distributions to noncontrolling interests; plus amounts received under the Omnibus Agreement and acquisition expenses deemed to be Expansion Capital under our Partnership Agreement. Distributable Cash Flow is a non-GAAP supplemental financial measure that management and external users of SXCP’s financial statements, such as industry analysts, investors, lenders and rating agencies use to assess:

•	SXCP’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis;

•	the ability of SXCP’s assets to generate sufficient cash flow to make distributions to SXCP’s unitholders;

•	SXCP’s ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that Distributable Cash Flow provides useful information to investors in assessing SXCP’s financial condition and results of operations. Distributable Cash Flow should not be considered an alternative to net income, operating income, cash flows from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Distributable Cash Flow has important limitations as an analytical tool because it excludes some, but not all, items that affect net income and net cash provided by operating activities and used in investing activities. Additionally, because Distributable Cash Flow may be defined differently by other companies in the industry, our definition of Distributable Cash Flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

•	Ongoing capital expenditures (“capex”) are capital expenditures made to maintain the existing operating capacity of our assets and/or to extend their useful lives. Ongoing capex also includes new equipment that improves the efficiency, reliability or effectiveness of existing assets. Ongoing capex does not include normal repairs and maintenance, which are expensed as incurred, or significant capital expenditures. For purposes of calculating distributable cash flow, the portion of ongoing capex attributable to SXCP is used.

•	Replacement capital expenditures (“capex”) represents an annual accrual necessary to fund SXCP’s share of the estimated costs to replace or rebuild our facilities at the end of their working lives. This accrual is estimated based on the average quarterly anticipated replacement capital that we expect to incur over the long term to replace our major capital assets at the end of their working lives. The replacement capex accrual estimate will be subject to review and prospective change by SXCP’s general partner at least annually and whenever an event occurs that causes a material adjustment of replacement capex, provided such change is approved by our conflicts committee.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward-looking statements.” Forward-looking statements include all statements that are not historical facts and may be identified by the use of such words as “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SXCP) that could cause actual results to differ materially.

Such risks and uncertainties include, but are not limited to, domestic and international economic, political, business, operational, competitive, regulatory, and/or market factors affecting SXCP, as well as uncertainties related to: pending or future litigation, legislation or regulatory actions; liability for remedial actions or assessments under existing or future environmental regulations; gains and losses related to acquisition, disposition or impairment of assets; recapitalizations; access to, and costs of, capital; the effects of changes in accounting rules applicable to SXCP; and changes in tax, environmental and other laws and regulations applicable to SXCP’s businesses.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SXCP management, and upon assumptions by SXCP concerning future conditions, any or all of which ultimately may prove to be inaccurate. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SXCP does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events or otherwise after the date of this press release except as required by applicable law.

SXCP has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SXCP. For information concerning these factors, see SXCP’s Securities and Exchange Commission filings such as its annual and quarterly reports and current reports on Form 8-K, copies of which are available free of charge on SXCP’s website at www.sxcpartners.com. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

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FACTORS AFFECTING COMPARABILITY

On January 13, 2015, we acquired a 75 percent interest in the Granite City cokemaking operation from SXC. Because this was a transfer between entities under common control, all historical financial results of Granite City prior to the dropdown have been included in our financial results. Net income attributable to SunCoke Energy Partners, L.P./Predecessor includes 100% of Granite City net income prior to dropdown and 75% after the dropdown. Net income attributable to Predecessor includes 100% of Granite City net income prior to the dropdown on January 13, 2015.

SunCoke Energy Partners, L.P.

Combined and Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Dollars and units in millions, except per unit amounts)
Revenues
Sales and other operating revenue	$207.6	$217.8	$410.9	$432.3

Costs and operating expenses
Cost of products sold and operating expenses	155.6	161.7	303.0	327.7
Selling, general and administrative expenses	7.3	7.8	14.9	14.1
Depreciation and amortization expense	15.4	13.6	30.0	26.6

Total costs and operating expenses	178.3	183.1	347.9	368.4

Operating income	29.3	34.7	63.0	63.9
Interest expense, net	10.8	20.4	31.4	23.3

Income before income tax expense	18.5	14.3	31.6	40.6
Income tax expense (benefit)	0.4	3.5	(2.9)	4.1

Net income	18.1	10.8	34.5	36.5
Less: Net income attributable to noncontrolling interests	1.1	4.6	4.3	14.5

Net income attributable to SunCoke Energy Partners, L.P./Predecessor	$17.0	$6.2	$30.2	$22.0

Less: Net income attributable to Predecessor	—	5.0	0.6	7.6

Net income attributable to SunCoke Energy Partners, L.P.	$17.0	$1.2	$29.6	$14.4

General partner’s interest in net income	$1.4	$5.3	$3.2	$8.3
Limited partners’ interest in net income	$15.6	$0.9	$27.0	$13.7
Net income per common unit (basic and diluted)	$0.40	$0.03	$0.69	$0.45
Net income per subordinated unit (basic and diluted)	$0.40	$0.02	$0.69	$0.37
Weighted average common units outstanding (basic and diluted)	23.6	19.4	23.4	17.6
Weighted average subordinated units outstanding (basic and diluted)	15.7	15.7	15.7	15.7

SunCoke Energy Partners, L.P.

Combined and Consolidated Balance Sheets

	June 30, 2015	December 31, 2014
	(Unaudited)
	(Dollars in millions)
Assets
Cash and cash equivalents	$98.9	$33.3
Receivables	37.0	36.3
Receivables from affiliates, net	0.7	3.1
Inventories	70.3	90.4
Other current assets	3.7	1.5

Total current assets	210.6	164.6

Properties, plants and equipment, net	1,192.8	1,213.4
Goodwill and other intangible assets, net	14.7	15.1
Deferred income taxes	—	21.6
Deferred charges and other assets	0.6	2.3

Total assets	$1,418.7	$1,417.0

Liabilities and Equity
Accounts payable	$48.5	$61.1
Accrued liabilities	12.9	11.2
Interest payable	18.4	12.3

Total current liabilities	79.8	84.6

Long-term debt	597.1	399.0
Deferred income taxes	37.7	—
Asset retirement obligations	5.4	5.3
Other deferred credits and liabilities	1.3	1.4

Total liabilities	721.3	490.3

Equity
Held by public:
Common units (issued 16,791,344 and 16,789,164 units at June 30, 2015 and December 31, 2014, respectively)	238.2	239.1
Held by parent:
Common units (issued 6,782,449 and 4,904,752 units at June 30, 2015 and December 31, 2014, respectively)	164.0	113.8
Subordinated units (issued 15,709,697 units at June 30, 2015 and December 31, 2014, respectively)	202.8	203.7
General partner interest	10.6	9.2
Parent net equity	—	349.8

Partners’ capital attributable to SunCoke Energy Partners, L.P.	615.6	915.6
Noncontrolling interest	81.8	11.1

Total equity	697.4	926.7

Total liabilities and partners’ net equity	$1,418.7	$1,417.0

SunCoke Energy Partners, L.P.

Combined and Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2015	2014
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$34.5	$36.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	30.0	26.6
Deferred income tax (benefit) expense	(3.5)	4.2
Loss on debt extinguishment	9.4	15.4
Changes in working capital pertaining to operating activities:
Receivables	(11.4)	(9.7)
Receivables from affiliate, net	4.0	6.4
Inventories	20.1	(1.7)
Accounts payable	(12.6)	(15.2)
Accrued liabilities	1.7	(12.1)
Interest payable	1.5	2.8
Other	(1.2)	(1.1)

Net cash provided by operating activities	72.5	52.1

Cash Flows from Investing Activities:
Capital expenditures	(16.2)	(36.4)

Net cash used in investing activities	(16.2)	(36.4)

Cash Flows from Financing Activities:
Proceeds from issuance of common units of SunCoke Energy Partners, L.P., net of offering costs	—	88.7
Proceeds from issuance of long-term debt	210.8	268.1
Repayment of long-term debt, including market premium	(149.5)	(271.3)
Debt issuance costs	(4.5)	(5.8)
Proceeds from revolving credit facility	—	40.0
Repayment of revolving facility	—	(72.0)
Distributions to unitholders (public and parent)	(46.0)	(34.4)
Distributions to noncontrolling interest (SunCoke Energy, Inc.)	(1.5)	(20.2)
Net transfers to parent	—	3.4

Net cash provided by (used in) financing activities	9.3	(3.5)

Net increase in cash and cash equivalents	65.6	12.2
Cash and cash equivalents at beginning of period	33.3	46.3

Cash and cash equivalents at end of period	$98.9	$58.5

SunCoke Energy Partners, L.P.

Segment Operating Data

The following tables set forth financial and operating data for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$195.7	$203.9	$388.7	$406.9
Coal Logistics	11.9	13.9	22.2	25.4
Coal Logistics intersegment sales	1.6	1.3	3.3	2.7
Elimination of intersegment sales	(1.6)	(1.3)	(3.3)	(2.7)

Total	$207.6	$217.8	$410.9	$432.3

Adjusted EBITDA(1):
Domestic Coke	$42.2	$46.1	$90.7	$87.1
Coal Logistics	5.0	5.0	7.6	7.1
Corporate and Other	(2.5)	(2.8)	(5.3)	(4.2)

Total	$44.7	$48.3	$93.0	$90.0

Coke Operating Data:
Domestic Coke capacity utilization (%)	106	107	106	103
Domestic Coke production volumes (thousands of tons)	605	611	1,209	1,178
Domestic Coke sales volumes (thousands of tons)	633	613	1,211	1,179
Domestic Coke Adjusted EBITDA per ton(2)	$66.67	$75.20	$74.90	$73.88
Coal Logistics Operating Data:
Tons handled (thousands of tons)	4,366	5,605	8,160	9,964
Coal Logistics Adjusted EBITDA per ton handled(3)	$1.15	$0.89	$0.93	$0.71

(1)	See definition of Adjusted EBITDA and reconciliation elsewhere in this release.
(2)	Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
(3)	Reflects Coal Logistics Adjusted EBITDA divided by Coal Logistics tons handled.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Adjusted EBITDA to Net Income and

Net cash provided by Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(Dollars in millions)
Adjusted EBITDA attributable to SunCoke Energy Partners, L.P.	$42.1	$30.8	$85.9	$54.4
Add: Adjusted EBITDA attributable to Predecessor(1)	—	11.7	1.5	17.4
Add: Adjusted EBITDA attributable to noncontrolling interest(2)	2.6	5.8	5.6	18.2

Adjusted EBITDA	$44.7	$48.3	$93.0	$90.0

Subtract:
Depreciation and amortization expense	15.4	13.6	30.0	26.6
Interest expense, net	10.8	20.4	31.4	23.3
Income tax expense (benefit)	0.4	3.5	(2.9)	4.1
Sales discounts provided to customers due to sharing of nonconventional fuel tax credits(3)	—	—	—	(0.5)

Net income	$18.1	$10.8	$34.5	$36.5

Add:
Depreciation and amortization expense	15.4	13.6	30.0	26.6
Loss on extinguishment of debt	—	15.4	9.4	15.4
Changes in working capital and other	9.3	5.3	(1.4)	(26.4)

Net cash provided by operating activities	$42.8	$45.1	$72.5	$52.1

(1)	Reflects Granite City Adjusted EBITDA prior to the January 13, 2015 dropdown transaction.
(2)	Reflects net income attributable to noncontrolling interest adjusted for noncontrolling interest share of interest, taxes, income and depreciation.
(3)	Sales discounts are related to nonconventional fuel tax credits, which expired in 2013. At December 31, 2013, we had $13.6 million accrued related to sales discounts to be paid to our Granite City customer. During first quarter of 2014, we settled this obligation for $13.1 million which resulted in a gain of $0.5 million. This gain is recorded in sales and other operating revenue on our Combined and Consolidated Statement of Operations.

SunCoke Energy Partners, L.P.

Reconciliations of Non-GAAP Information

Reconciliation of Adjusted EBITDA and

Distributable Cash Flow to Net Income

(Dollars in millions)	Three Months Ended June 30, 2015
(As Reported)
Net cash provided by operating activities	$42.8
Depreciation and amortization expense	(15.4)
Changes in working capital and other	(9.3)

Net income	$18.1

Add:
Depreciation and amortization expense	15.4
Interest expense, net	10.8
Income tax expense	0.4

Adjusted EBITDA	$44.7

Less:
Adjusted EBITDA attributable to noncontrolling interest	2.6

Adjusted EBITDA attributable to SXCP	$42.1

Less:
Ongoing capex	(5.8)
Replacement capex accrual	(1.8)
Cash interest accrual	(10.6)
Cash tax accrual	(0.1)

Distributable cash flow	$23.8

Quarterly Cash Distribution	$24.4
Distribution Coverage Ratio(1)	0.98x

(1)	Distribution coverage ratio is distributable cash flow divided by cash distributions to the limited and general partners.